Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

July 28, 2003

Nationwide Financial Reports Second Quarter Results

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported net income of $96.5 million, or $0.63 per diluted share, for the second quarter of 2003, compared with $81.6 million, or $0.63 per diluted share in the second quarter of 2002. Second quarter 2003 net income included after-tax net realized investment losses of $14.7 million, or $0.10 per diluted share, compared to $26.5 million, or $0.21 per diluted share, a year ago. Second quarter 2003 diluted weighted average shares outstanding of 152.2 million were 22.9 million shares higher than a year ago, reflecting the completion of the Nationwide Provident acquisition in the fourth quarter of 2002.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called net operating earnings, which we believe enhances the understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement.

	Three months ended June 30
	2003		2002
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$111.2	$0.73	$106.9	$0.83
Net realized losses on investments, hedging instruments and hedged items, net of tax	(14.7)	(0.10)	(26.5)	(0.21)
Discontinued operations, net of tax	—	—	1.2	0.01

Net income	$96.5	$0.63	$81.6	$0.63

Net operating earnings were $111.2 million, or $0.73 per diluted share, compared to $106.9 million, or $0.83 per diluted share, a year ago. The addition of Nationwide Provident and increased interest spread income, which were partially offset by the impact of lower equity markets and increased amortization of deferred acquisition costs, helped increase net operating earnings by 4 percent compared to a year ago. On a per share basis, net operating earnings decreased 12 percent because of the additional shares outstanding in this year’s quarter.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 2

“Although the operating environment has shown some improvement during the quarter through the recent strength in the equity markets, the sluggish economy and low interest rate environment continue to pressure earnings growth,” said W. G. Jurgensen, chief executive officer. “Our focus over the balance of the year will be to position our business for future growth through the continued expansion of our distribution capabilities and the successful integration of the Nationwide Provident organization.

“During the quarter we launched a new distribution relationship with Merrill Lynch that will be a key component to expanding our capabilities and market share in the wirehouse and regional firm distribution channel,” Jurgensen added. “We also put in place an accelerated integration plan for the Nationwide Provident organization. This plan will focus the Nationwide Provident organization on building out the career agency platform, while consolidating the product manufacturing, technology and operations capabilities within Nationwide Financial.”

Total sales of $4.2 billion for the second quarter increased 5 percent compared to a year ago. Institutional product sales of $2.1 billion in the quarter were 49 percent of total sales and increased 14 percent compared to a year ago. Public sector pension plan sales growth of 28 percent was driven by the recurring deposits from several new large cases written over the past 12 months and increased participant rollovers. Sales of individual variable annuities jumped 11 percent compared to a year ago as improved market conditions and the introduction of several new products are sustaining sales growth. Life insurance sales also experienced strong growth as sales increased 11 percent to $378.6 million, driven by the addition of Nationwide Provident. Offsetting this growth was a 33 percent decline in sales of individual fixed annuities.

Total net flows, or customer deposits net of withdrawals, of $1.3 billion in the second quarter of 2003 compared to $1.1 billion a year ago and $1.8 billion in the first quarter of 2003. Net flows in the individual annuity segment were $596.8 million in the second quarter, an increase of 17 percent from a year ago. Continued improvement in customer retention in individual variable annuities was the driver to improved net flows for the segment. The individual variable annuity annualized lapse rate for the second quarter was 12.4 percent, down from 15.4 percent a year ago and 13.5 percent in the first quarter of 2003.

Operating revenues, which exclude realized gains and losses on investments, increased 25 percent to $997.2 million from $797.0 million in the prior year. The addition of Nationwide Provident, which contributed $145.4 million of revenues in the quarter, combined with an increase in net investment income due to the growth in general account assets, drove the revenue increase.

Total assets as of June 30, 2003 were $104.7 billion, up 10 percent from $95.6 billion as of year-end 2002. Included in the current period total assets were $54.6 billion in assets held in separate accounts, up 9 percent from $50.3 billion as of year-end 2002.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports Second quarter 2003 earnings — 3

Shareholders’ equity was $4.8 billion, or $31.87 per share, as of June 30, 2003, compared to $4.4 billion, or $29.25 per share, as of year-end 2002. Excluding other comprehensive income, shareholders’ equity was $4.2 billion, or $27.49 per share, as of June 30, 2003, versus $4.0 billion, or $26.62 per share, as of year-end 2002. Operating return on equity was 10.8 percent for the quarter compared to 12.9 percent a year ago.

Segment Results

Nationwide Financial reports its results in three business segments: individual annuity, institutional products and life insurance. A discussion of the results for each segment follows.

Individual Annuity

($ in millions)	Three Months Ended June 30,
	2003	2002	Change
Pre-tax operating earnings	$47.9	$54.3	(12)%
Operating revenues	354.3	305.6	16%
Net flows (deposits less withdrawals)	596.8	509.4	17%
Account values as of period end	44,958.6	40,489.8	11%

Operating results: Pre-tax operating earnings declined from a year ago as higher interest spread income was offset by lower policy charges, increased policy benefits and amortization of deferred acquisition costs.

Growth in interest spread income was attributable to a 55 percent increase in average general account assets, the result of growth in the individual fixed annuities as well as increased customer allocations to the general account investment options in individual variable annuities. Although interest spread income was higher, interest spread margins compressed during the quarter. The current interest rate environment has limited the ability to effectively adjust crediting rates due to the interest rate floors contained in annuity contracts. Interest spread margins of 155 basis points in the second quarter compared to interest spread margins of 195 basis points a year ago. Included in the current quarter were 5 basis points, or $1.9 million, of prepayment income on mortgage loans and bonds compared to 5 basis points, or $1.2 million, a year ago. The efforts currently underway to manage the level of individual fixed annuity production and the enforcement of restrictions on customer allocations to general account investment options in individual variable annuities is expected to slow the growth in general account assets and stabilize interest margins over the balance of the year.

The improvement in the equity markets in the second quarter was not enough to completely offset the weakness of the past several quarters. Although improved from the first quarter of 2003, average separate account assets and related asset fees and policy charges were down from year-ago levels. In addition, policy benefits expense, while improved compared to the first quarter, was driven higher by Guaranteed Minimum Death Benefit (GMDB) costs when compared to a year ago. GMDB exposure, as measured by the difference between the current contractual death benefit and account value net of reinsurance, was $2.0 billion, compared to $3.4 billion at March 31, 2003. Total GMDB reserves at quarter end were $21.7 million on a GAAP basis and $120.5 million on a statutory basis.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 4

Segment profitability, as measured by pre-tax operating earnings to average account values, was 45 basis points in the quarter compared to 52 basis points a year ago as narrower interest spreads and increased amortization of deferred acquisition costs adversely affected margins.

Sales: Second quarter individual annuity sales of $1.8 billion were 6 percent below a year ago and 12 percent below the first quarter of 2003. A sharp drop-off in sales of individual fixed annuities, the result of a strategy underway to manage the level of new individual fixed annuity business due to the challenging interest rate environment, drove segment sales lower compared to both the first quarter and a year ago. Fixed annuity sales of $466.8 million declined 33 percent compared to a year ago and 24 percent compared to the first quarter. Variable annuity sales of $1.3 billion were 11 percent higher than a year ago and 7 percent lower than the first quarter of 2003. Sales of variable annuities through financial institutions climbed 61 percent over year-earlier levels.

Institutional Products

($ in millions)	Three months ended June 30,
	2003	2002	Change
Pre-tax operating earnings	$58.7	$53.0	11%
Operating revenues	277.4	265.0	5%
Net flows (deposits less withdrawals)	429.6	351.3	22%
Account values as of period end	61,323.1	48,871.2	25%

Operating results: Pre-tax operating earnings were 11 percent higher compared to a year ago as increased interest spread and other income were offset by lower policy charges and higher general expenses.

Interest spread income increased 15 percent from the prior year and was driven by 15 percent growth in average general account assets. The continued growth in medium-term notes and increased allocations of customer funds to general account investment options fueled asset growth in the quarter. Interest spread margins were 205 basis points in the quarter compared to 204 basis points a year ago. Included in the current quarter were 21 basis points, or $7.3 million, of prepayment income on mortgage loans and bonds compared to 4 basis points, or $1.1 million, a year ago.

Other income, which includes fees from non-insurance retirement and deferred compensation plans as well as earnings from our structured products business, increased $11.1 million or 50 percent compared to a year ago. Continued growth in administration-only public sector business and trust sold private sector pension plans fueled the growth. Additionally, income from structured products increased $2.6 million compared to a year ago as both a mortgage loan and low income housing securitization transaction were completed during the quarter.

Although improved from the first quarter, average separate account balances and related fees were down compared to a year ago. Increased general expenses reflect the investment underway in the private sector pension business as part of the Partner of Choice initiative. The initiative is aimed at expanding the sales and service capabilities in this business over the next 18 months.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 5

Segment profitability, as measured by pre-tax operating earnings to average account values, was 38 basis points in the quarter compared to 42 basis points a year ago.

Sales: Second quarter institutional product sales were $2.1 billion or 14 percent higher than a year ago and 1 percent higher than the first quarter of 2003. Private sector pension sales of $1.3 billion increased 6 percent from a year ago as 1,700 new cases have been written in the first six months of 2003. Public sector pension sales of $802.9 million were 28 percent higher than a year ago and 22 percent higher than the first quarter. Sales reflect the addition of the State of New York defined contribution plan as well as increased rollover activity into existing accounts as pension reform legislation implemented a year ago expanded the portability of public sector plan assets.

Life Insurance

($ in millions)	Three months ended June 30,
	2003	2002	Change
Pre-tax operating earnings	$53.5	$47.8	12%
Operating revenues	337.0	219.7	53%
Policy reserves as of period end	13,003.2	8,411.9	55%
Life insurance in-force as of period end	108,706.8	73,853.5	47%

Operating results: Included in the current quarter segment results are $16.3 million of pre-tax operating earnings from Nationwide Provident. Including the impact of Nationwide Provident, pre-tax operating earnings increased 12 percent compared to a year ago as increased cost of insurance charges, interest spread income and fee income from TBG Financial (our specialty life producer) were offset by increased amortization of deferred acquisition costs and general operating expenses.

Investment life earnings of $31.6 million in the quarter increased 7 percent compared to a year ago, but were down from the $40.6 million reported in the first quarter. The surrender of a large corporate-owned life insurance (COLI) case adversely affected current quarter pre-tax earnings by $5.2 million through higher life benefits and additional amortization of deferred acquisition costs. In addition, a slowdown in new case production at TBG Financial negatively affected earnings compared to the first quarter. Fixed life earnings of $21.9 million increased 19 percent compared to a year ago reflecting the addition of Nationwide Provident.

Sales: Second quarter sales of life insurance products totaling $378.6 million were 11 percent ahead of a year ago and 32 percent lower than the first quarter. Individual variable life sales of $167.9 million improved 20 percent from the prior year as Nationwide Provident added $63.2 million in sales during the quarter. COLI sales declined 32 percent from the prior year as the current economic and legislative environment continues to impact the market for non-qualified deferred compensation programs.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 6

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions, and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to these factors.

Full year 2003 net operating earnings per share should be within a range of $2.70 to $2.80 if interest spread margins are in a range of 145 to 150 basis points in the individual annuity segment and 175 to 180 basis points in the institutional products segment and if the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent per quarter for the balance of 2003. Utilizing the same equity market and interest spread assumptions, revenue growth should be within a range of 18 to 20 percent, and return on average equity should be approximately 10 percent for the full year.

The business outlook also reflects $20.0 million of lower pre-tax operating earnings from the acceleration of the integration of Nationwide Provident into Nationwide Financial as well as a lower level of new business from the Nationwide Provident organization. Additionally, the full year affect of the large case COLI surrender reported in the second quarter and a lower outlook for new business in this line reduced pre-tax operating earnings by $10.0 million in the new full year 2003 earnings outlook.

To the extent that actual interest spreads and equity market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on this earnings announcement and our Web site for Nationwide Financial’s current expectations on matters covered, unless the Company publishes a notice stating otherwise.

Earnings Conference Call

Nationwide Financial will host a conference call on Tuesday, July 29, 2003 from 11:00 a.m. to 12:00 p.m. EDT to discuss the second quarter 2003 results. To participate in the call, dial 1-630-395-0030 and enter the conference code NFS. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous Web cast of the call will also be available from the investor relations section of the Company’s Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2:00 p.m. EDT July 29, 2003 through 5:00 p.m. EDT August 5, 2003 by dialing 1-402-530-7976. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2003 earnings — 7

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2003, the quiet period will be October 13, 2003 through November 3, 2003.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 11th-largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2002 annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit our Web site at www.nationwidefinancial.com.

Forward Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.5% of the combined voting power of all the outstanding common stock and 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, and/or value of business acquired, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xv) failure to successfully integrate Nationwide Provident into NFS; and (xvi) adverse litigation results or resolution of litigation and/or arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Second Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Statements of Income – Unaudited

	Quarters Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2003	2002	2003	2002
Revenues
Policy charges	$278.5	$255.9	$553.0	$512.8
Life insurance and immediate annuity premiums	107.2	64.0	218.2	124.7
Net investment income	557.4	452.7	1,106.0	896.3
Other income	54.1	24.4	108.9	48.2

Total operating revenues	997.2	797.0	1,986.1	1,582.0

Benefits and Expenses
Interest credited	347.6	305.8	691.6	603.6
Life insurance and annuity benefits	135.6	78.3	289.6	150.8
Policyholder dividends	26.8	10.2	53.2	21.9
Amortization of deferred policy acquisition costs	100.3	85.0	184.1	169.8
Amortization of value of business acquired	12.3	—	22.9	—
Other operating expenses	200.8	156.3	405.7	313.5
Interest expense on debt and trust securities	24.2	16.9	46.9	33.6

Total benefits and expenses	847.6	652.5	1,694.0	1,293.2

Pre-tax operating earnings	149.6	144.5	292.1	288.8
Federal income tax expense	38.4	37.6	74.3	75.1

Net operating earnings	111.2	106.9	217.8	213.7
Net realized losses on investments, hedging instruments and hedged items, net of taxes	(14.7)	(26.5)	(49.3)	(29.6)
Income from discontinued operations, net of taxes	—	1.2	—	3.4

Net income	$96.5	$81.6	$168.5	$187.5

Diluted Earnings Per Share:
Net operating earnings	$0.73	$0.83	$1.43	$1.66
Net realized losses on investments, hedging instruments and hedged items, net of taxes	(0.10)	(0.21)	(0.32)	(0.23)
Income from discontinued operations, net of taxes	—	0.01	—	0.02

Net income	$0.63	$0.63	$1.11	$1.45

Weighted average shares outstanding
Basic	151.8	129.0	151.8	128.9

Diluted	152.2	129.3	152.1	129.3

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Second Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
($ in millions, except for per share data)	(Unaudited)
Assets
Investments:
Fixed maturity securities, at fair value	$31,643.1	$27,754.2
Equity securities, at fair value	125.5	134.7
Mortgage loans on real estate, net	8,688.5	8,486.5
Real estate, net	133.1	145.6
Policy loans	984.6	986.4
Other long-term investments	200.3	205.0
Short-term investments	1,541.9	1,420.1

Total investments	43,317.0	39,132.5
Cash and cash equivalents	28.9	21.7
Accrued investment income	435.6	402.4
Deferred policy acquisition costs	3,064.2	3,026.9
Value of business acquired	484.5	569.3
Other intangible assets	53.5	58.7
Goodwill	407.1	399.4
Other assets	2,247.4	1,601.1
Assets held in separate accounts	54,639.9	50,348.3

Total assets	$104,678.1	$95,560.3

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$39,240.6	$36,274.3
Short-term debt	304.4	2.7
Long-term debt	1,096.2	897.6
Other liabilities	4,258.7	3,294.1
Liabilities related to separate accounts	54,639.9	50,348.3

	99,539.8	90,817.0
NFS-obligated mandatorily-redeemable capital and preferred securities of subsidiary trusts	300.0	300.0

Shareholders’ equity:
Class A common shares	0.6	0.6
Class B common shares	1.0	1.0
Additional paid-in capital	1,607.6	1,606.8
Retained earnings	2,817.4	2,688.4
Accumulated other comprehensive income	665.7	400.3
Treasury stock	(247.6)	(245.1)
Other	(6.4)	(8.7)

Total shareholders’ equity	4,838.3	4,443.3

Total liabilities and shareholders’ equity	$104,678.1	$95,560.3

Book Value per Share
Including other comprehensive income	$31.87	$29.25

Excluding other comprehensive income	$27.49	$26.62

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2003 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments, hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual annuity, institutional products and life insurance segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by adjusting net income to exclude net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax and dividing the result by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding other comprehensive income.

Book value per share excluding other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any; as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items (realized gains and losses). Realized gains and losses represented ($0.50) per weighted average diluted share in the first half of 2003 and ranged from $0.09 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended June 30,		Six months ended June 30,
(in millions)	2003	2002	2003	2002
Operating revenues	$997.2	$797.0	$1,986.1	$1,582.0
Net realized losses on investments, hedging instruments and hedged items	(22.5)	(40.8)	(75.8)	(45.5)

Revenues	$974.7	$756.2	$1,910.3	$1,536.5

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended June 30,		Six months ended June 30,
(in millions)	2003	2002	2003	2002
Pre-tax operating earnings	$149.6	$144.5	$292.1	$288.8
Net realized losses on investments, hedging instruments and hedged items	(22.5)	(40.8)	(75.8)	(45.5)

Income from continuing operations before federal income taxes	$127.1	$103.7	$216.3	$243.3

Book value per share excluding other comprehensive income (OCI) to book value per share

	As of June 30, 2003		As of December 31, 2002
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding other comprehensive income	$4,172.6	$27.49	$4,043.0	$26.62
Accumulated other comprehensive income	665.7	4.38	400.3	2.63

Total equity	$4,838.3	$31.87	$4,443.3	$29.25

Shares outstanding	151.8		151.9

Operating return on average equity and return on average equity

	Three months ended June 30,
	2003			2002
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating earnings	$111.2	10.8%	9.5%	$106.9	12.9%	12.1%
Net realized losses on investments, hedging instruments and hedged items, net of tax	(14.7)	(1.4%)	(1.3%)	(26.5)	(3.2%)	(3.0%)
Discontinued operations, net of tax	—	0.0%	0.0%	1.2	0.1%	0.1%

Net income	$96.5	9.4%	8.2%	$81.6	9.8%	9.2%

Average equity, excluding OCI	$4,133.2			$3,308.1
Average OCI	554.8			213.4

Average equity	$4,688.0			$3,521.5

	Six months ended June 30,
	2003			2002
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating earnings	$217.8	10.6%	9.5%	$213.7	13.0%	12.2%
Net realized losses on investments, hedging instruments and hedged items, net of tax	(49.3)	(2.4%)	(2.1%)	(29.6)	(1.8%)	(1.7%)
Discontinued operations, net of tax	—	0.0%	0.0%	3.4	0.2%	0.2%

Net income	$168.5	8.2%	7.4%	$187.5	11.4%	10.7%

Average equity, excluding OCI	$4,103.1			$3,285.6
Average OCI	503.3			209.8

Average equity	$4,606.4			$3,495.4

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